                                                                     4(ii)(e)(7)

                                                           Contract No. MA-13629

                              TITLE XI RESERVE FUND
                             AND FINANCIAL AGREEMENT

         THIS TITLE XI RESERVE FUND AND FINANCIAL AGREEMENT (the "Financial Agreement") dated October 16, 2000 between Cape May Light, L.L.C., a Delaware limited liability company (the "Company"), and THE UNITED STATES OF AMERICA (the "United States"), represented by the SECRETARY OF TRANSPORTATION, acting by and through the MARITIME ADMINISTRATOR (the "Secretary").

                                    RECITALS

         Pursuant to the conditions and understandings set forth in the Recitals to the Security Agreement executed on this date, the Company has authorized the issuance of obligations designated "United States Government Guaranteed Ship Financing Bonds, 2000 Series" in an aggregate amount not to exceed $37,900,000 to finance the cost of construction of the cv Cape May Light (the "Vessel");

         NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and of other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

         Section 1.

         (a) Granting Clause. The Company hereby sells, grants, conveys, mortgages, assigns, transfers, pledges, confirms and sets over to the Secretary a continuing security interest in all of its right, title and interest in and to
(1) the Title XI Reserve Fund, and (2) all sums, instruments, moneys, negotiable documents, chattel paper and proceeds thereof currently on deposit, or hereafter deposited in the Title XI Reserve Fund.

         (b) Definitions. For all purposes of this Financial Agreement, unless otherwise expressly provided or unless the context otherwise requires, the capitalized terms used herein shall have the meaning specified in Schedule X to the Security Agreement entered into on this date.

         SECTION 2. TITLE XI RESERVE FUND DEPOSITS.

         (a) Pursuant to the Depository Agreement, the Company shall establish with the Depository a depository account (herein called the "Title XI Reserve Fund").

         (b)(1) If for any fiscal year the Company shall fail to meet the financial tests set forth in Section 8(b) hereof including the Proviso; the Company shall, within 105 days after the end of each fiscal year of the Company, compute its net income attributable to the operation of the Vessel ("Title XI Reserve Fund Net Income"). This computation requires the multiplication of the Company's total net income after taxes by a fraction with a numerator composed of the total original capitalized cost of the Vessel and a denominator composed of the total original capitalized cost of all the Company's fixed assets. The net income after taxes, computed in accordance with generally accepted accounting principles, shall be adjusted as follows:

              (A) The depreciation expense applicable to the fiscal year shall be added back.

              (B) There shall be subtracted an amount equal to the principal amount of debt required to be paid or redeemed, and actually paid or redeemed by the Company during the fiscal year; and the principal amount of Obligations Retired or Paid, prepaid or redeemed, in excess of the required Redemptions or payments which may be used by the Company as a credit against future required Redemptions or other required payments with respect to the Obligations, but excluding payments from the Title XI Reserve Fund and the Title XI Escrow Fund.

         (2) Promptly after the computation of the Title XI Reserve Fund Net Income by the Company:

              (A) If the Vessel is owned by the Company, then from the Title XI Reserve Fund Net Income for the Vessel there shall be deducted, annually, an amount (pro rated for a period of less than a full fiscal year) which is 10% of the Company's aggregate original equity investment in said Vessel, as specified in Attachment A.

              (B) The Company shall, unless otherwise approved by the Secretary in writing, deposit into the Title XI Reserve Fund an amount equal to 50 percent of the balance of the Title XI Reserve Fund Net income remaining after the above deduction.

              (C) Irrespective of the requirements that the Company make deposits into the Title XI Reserve Fund, the Company shall not be required to make any deposits into the Title XI Reserve Fund if (i) the Obligations and the related Secretary's Note with respect to the Vessel shall have been satisfied and discharged and if the Company shall have paid or caused to be paid all other sums secured under the Security Agreement and the Mortgage, (ii) all of the Guarantees on the Outstanding Obligations shall have been terminated pursuant to the Security Agreement, or (iii) the amount (including any securities at current market value) in the Title XI Reserve Fund is equal to, or in excess of 50% of the aggregate principal amount of the Outstanding Obligations;

              (D) The Company shall deliver to the Secretary (with a copy to the Depository) at the time of each deposit into the Title XI Reserve Fund pursuant to Section 2(b)(2)(B), and any deposits required under the Security Agreement, a statement of an independent certified public accountant (who may be the regular auditors for the Company) stating that such deposit has been computed in accordance with Section 2(b)(2)(B), (and the Security Agreement, if applicable) and showing the pertinent calculations.

              (E) In addition, the Company shall deliver to the Secretary (with a copy to the Depository), within 105 days after the end of each fiscal year of the Company, a statement by such certified public accountant stating (i) the total amount of all deposits which were required to be so deposited into the Title XI Reserve Fund for such fiscal year (and showing the pertinent calculations), or (ii) that no such deposit was required to be made for such fiscal year (and showing the pertinent calculations) and that at the end of such fiscal year no adjustments pursuant to
Section 2(b)(2)(G) were required to be made (and, if such adjustments were required to be made, stating the reasons therefor).

              (F) The computation of all deposits required by this Section 2 shall be made on the basis of information available to the Company at the time of each such deposit. Each such deposit shall be subject to adjustments from time to time in the event and to the extent that the same would be required or permitted by mistakes or omissions, additional information becoming available to the Company, or judicial or administrative determinations made subsequent to the making of such deposits.

         Section 3. Withdrawals from the Title XI Reserve Fund.

         (a) From time to time, moneys in the Title XI Reserve Fund shall be subject to withdrawal by delivery by the Company to the Secretary of a Request for Payment (specifying the Person or Persons to be paid and the amount of such payment) executed by the Company, together with an Officer's Certificate of the Company stating the reasons and the purpose for the withdrawal.

         (b) Upon approval by the Secretary of the Request for Payment evidenced by the countersignature thereon of the Secretary, the Secretary shall cause the Request for Payment to be delivered to the Depository, which shall promptly make payment to such Person or Persons in accordance with the terms of such Request for Payment.

         Section 4. Termination of the Title XI Reserve Fund.

         (a) The Title XI Reserve Fund shall terminate at such time as the Secretary's Note shall have been satisfied and discharged and the Company shall have paid or caused to be paid all sums secured under the Security Agreement or the Mortgage.

         (b) Upon the termination of the Title XI Reserve Fund, pursuant to
Section 4(a), the moneys remaining in the Title XI Reserve Fund shall be subject to withdrawal and payment into the general funds of the Company.

         (c) Upon payment by the Secretary to the Indenture Trustee of the Guarantees pursuant to the Indenture, the Title XI Reserve Fund shall, upon written instructions of the Secretary, be terminated and the balance remaining in the Title XI Reserve Fund shall be paid to the Secretary and the Company as determined by the Secretary.

         (d) Any withdrawal from the Title XI Reserve Fund pursuant to this
Section 4 shall not effect a discharge of or diminish any obligations of the Company under the Security Agreement, Mortgage or any other agreement as the case may be except to the extent that the amount withdrawn is applied to payments required to be made by the Company under the Security Agreement, Mortgage or any other agreement.

         Section 5. Eligible Investments; Form of Deposits.

         (a) Moneys held in the Title XI Reserve Fund shall, if so directed by a Request of the Company delivered to the Depository (with a copy to the Secretary), be invested by the Depository in the following Eligible Investments:

              (1) time deposits, negotiable certificates of deposit, or similar instruments of deposit with a bank or trust company organized as a corporation under the laws of the United States or any State thereof, or of the District of Columbia, subject to supervision or examination by Federal or State authority or authority of the District of Columbia, and having a combined capital and surplus of at least $3,000,000; provided that, the aggregate of all such time deposits and certificates of deposit with any one bank or trust company shall not exceed 10% of the combined capital and surplus of such bank or trust company;

              (2) short term commercial paper having either of the two highest ratings for short term commercial paper assigned by any two nationally recognized organizations regularly engaged in rating the investment quality of such commercial paper; and

              (3) securities (designated by the Company in such Request) which at the date of such investment are:

              (A) direct obligations of, or obligations (other than the Obligations or Obligations related to the Company) fully guaranteed or insured by, the United States or any agency of the United States or with the Secretary's prior written consent and subject to such conditions imposed by him, obligations or securities fully insured by an instrumentality of the United States;

              (B) bonds, not in default as to principal or interest of any county, municipality or state of the United States and having either of the two highest ratings for bonds assigned by any two nationally recognized organizations regularly engaged in rating the investment quality of such bonds;

              (C) bonds, not in default as to principal or interest, of corporations organized and existing under the laws of the United States or of the District of Columbia or of any state of the United States and having one of the three highest ratings for bonds assigned by any two nationally recognized organizations regularly engaged in rating the investment quality of such bonds; provided that, no investment under this subsection (5)(a)(3)(C) shall be made in any obligations of the Company or a Related Party;

              (D) capital stock, but limited at the time of acquisition to any amounts in the Title XI Reserve Fund in excess of the principal amount of Obligations to be redeemed pursuant to the mandatory sinking fund provisions of the Indenture, during the next succeeding 12 months of (i) corporations organized and existing under the laws of the United States or the District of Columbia or of any state of the United States if such stock is currently fully listed and registered upon an exchange registered with the Securities and Exchange Commission as a national securities exchange and permitted for investment by a savings bank under the laws of the State of New York without regard to the provisions therein limiting such investments to a percentage of the assets or surplus of such savings bank, (ii) banks either regulated by the Comptroller of the Currency of the United States or subject to the Banking Law of the State of New York, or (iii) insurance companies licensed to do business in such state; provided that, no investment under this subsection shall be made in stock of the Company or a Related Party; provided further that, any request under this subsection shall be accompanied by an opinion of counsel satisfactory to the Secretary as to the qualification of such securities under this clause and provided further, that the Company shall cause to be sold, within 60 days, or at any time if the Secretary so directs the Company in writing, any securities which cease to qualify under this subsection.

         (b) In any case where the Company is required to deposit or redeposit sums into the Title XI Reserve Fund, the Company shall make the required deposit in cash or, in lieu thereof, with the Secretary's prior written approval, may deposit into the Title XI Reserve Fund, negotiable certificates of deposit, short term commercial paper or securities which are (1) Eligible Investments (2) owned by the Company and (3) of an equivalent current market value (based upon the last sales price thereof on the Business Day immediately preceding such deposit or, if there shall have been no sale thereof on such day, the average of the last known bid and asked prices). With the Secretary's prior written approval, the Company may exchange Eligible Investments in the Title XI Reserve Fund at current market value (determined as above provided) for an equivalent amount of cash.

         (c) Cash held in the Title XI Reserve Fund will be held by the Depository pursuant to the Depository Agreement.

         Section 6. Company's Rights with Respect to Securities Held in the Title XI Reserve Fund. Unless there is an existing Default under the Security Agreement, the Company shall have:

         (a) the right to vote (or direct the vote of) securities held in the Title XI Reserve Fund as to (1) the sale of all or any part of the assets of the issuer or obligor thereof, (2) the increase or reduction of the capital of such issuer or obligor, (3) the liquidation, dissolution, merger or consolidation of such issuer or obligor, or (4) any purpose which would not then impair the lien of, or the security interest granted to the Secretary; and

         (b) the right to exercise (or direct the exercise of) any and all rights of ownership of such securities, including the right to consent or object to the extension, modification or renewal of any thereof, the right to consent or object to any plan or reorganization, or readjustment, and the right to exercise any right, privilege or option pertaining thereto.

         Section 7. Annual Statement of Company with Respect to the Title XI Reserve Fund. Within 105 days after the close of each fiscal year of the Company at the end of which there are funds in the Title XI Reserve Fund (and at such other times as the Secretary may request in writing), the Company shall submit to the Secretary (with a copy to the Depository) (a) an opinion of counsel satisfactory to the Secretary as to the qualification, under Section 5(a)(3)(D), of securities acquired pursuant to that subparagraph and then held in the Title XI Reserve Fund and (b) a list of the Eligible Investments held in the Title XI Reserve Fund at the close of said fiscal year (or at the time of the Secretary's request as aforesaid).

         Section 8. Financial Requirement of the Company.

         (a) Primary Covenants. The Company shall not without the Secretary's prior written consent:

         Except as hereinafter provided, make any distribution of earnings, except as may be permitted by (A) or (B) below:

              (A) From retained earnings in an amount specified in subsection
         (C) below, provided that, in the fiscal year in which the distribution of earnings is made there is no operating loss to the date of such payment of such distribution of earnings, and (i) there was no operating loss in the immediately preceding three fiscal years, or (ii) there was a one-year operating loss during the immediately preceding three fiscal years, but (a) such loss was not in the immediately preceding fiscal year, and (b) there was positive net income for the three year period;

              (B) If distributions of earnings may not be made under (A) above, a distribution can be made in an amount equal to the total operating net income for the immediately preceding three fiscal year period, provided that, (i) there were no two successive years of operating losses, (ii) in the fiscal year in which such distribution is made, there is no operating loss to the date of such distribution, and (iii) the distribution or earnings made would not exceed an amount specified in Section 8(a)(1)(C) below;

              (C) Distributions of earnings may be made from earnings of prior years in an aggregate amount equal to (i) 40 percent of the Company's total net income after tax for each of the prior years, less any distributions that were made in such years; or (ii) the aggregate of the Company's total net income after tax for such prior years, provided that, after making such distribution, the Company's Long Term Debt does not exceed its Net Worth. In computing net income for the purposes of this Section, extraordinary gains, such as gains from the sale of assets, shall be excluded.

         (1) Enter into any service, management or operating agreement for the operation of the Vessel (excluding husbanding type agreements), or appoint or designate a managing or operating agent for the operation of the Vessel (excluding husbanding agents) unless approved by the Secretary;

         (2)(A) Sell, mortgage, transfer, or demise charter the Vessel or any assets to any non-Related Party except as permitted in subsection 8(a)(6) below, or (B) sell, mortgage, transfer, or demise charger the Vessel or any assets to a Related Party, unless such transaction is (i) at a fair market value as determined by an independent appraiser acceptable to the Secretary, and (ii) a total cash transaction or, in the case of demise charter, the charter payments are cash payments.

         (3) Enter into any agreement for both (A) sale and (B) leaseback of the same assets so sold unless the proceeds from such sale are at least equal to the fair market value of the property sold;

         (4) Guarantee, or otherwise become liable for the obligations of any Person, except in respect of any undertakings as to the fees and expenses of the Indenture Trustee, except endorsement for deposit of checks and other negotiable instruments acquired in the ordinary course of business and except as otherwise permitted in Section 8(b);

         (5) Directly or indirectly embark on any new enterprise or business activity not directly connected with the business of shipping or other activity in which the Company is actively engaged;

         (6) Enter into any merger or consolidation or convey, sell, demise charter, or otherwise transfer, or dispose of any portion of its properties or assets (any and all of which acts are encompassed within the words "sale" or "sold" as used herein), provided that, the Company shall not be deemed to have sold such properties or assets if (A) the Net Book Value (defined as the original book value of an asset less depreciation calculated on a straight line basis over its useful life) of the aggregate of all the assets sold by the Company during any period of 12 consecutive calendar months does not exceed 10% of the total Net Book Value of all the Company's assets (the assets which are the basis for the calculation of the 10% of the Net Book Value are those indicated on the most recent audited annual financial statement required to be submitted pursuant to Section 9 hereof prior to the date of the sale); (b) the Company retains the proceeds of the sale of assets for use in accordance with the Company's regular business activities; and (C) the sale is not otherwise prohibited by subsection 8(a)(3) above. Notwithstanding any other provision of this subsection, the Company may not consummate such sale without the Secretary's prior written consent if the Company has not, prior to the time of such sale, submitted to the Secretary the financial statement in clause (A) of this subsection, and any attempt to consummate a sale absent such approval shall be null and void ab initio.

         (b) Supplemental Covenants. Commencing with the First Calendar Year of Vessel Operations and continuing thereafter unless, after giving effect to such transaction or transactions during any fiscal year: (i) the Company's debt-to-equity ratio does not exceed 2:1; (ii) upon completion of construction of the Vessel and the First Calendar Year of Vessel Operation, the Company's Minimum Cash Flow Ratio is not less than 1.0 to 1.0; and (iii) the Company has a positive cash balance at all times, the Company shall not, without the Secretary's prior written consent during any fiscal year of the Company after completion of construction of the Vessel:

         (1) Withdraw any capital;

         (2) Redeem any share capital or convert any of the same into debt;

         (3) Pay any dividend (except dividends payable in capital stock of the Company);

         (4) Make any loan or advance (except advances to cover current expenses of the Company), either directly or indirectly, to any stockholder, director, officer, or employee of the Company, or to any Related Party;

         (5) Make any investments in the securities of any Related Party;

         (6) Prepay in whole or in part any indebtedness to any stockholder, director, officer or employee of the Company, or to any Related Party;

         (7) Increase any direct employee compensation (as hereinafter defined) paid to any employee in excess of $100,000 per annum; nor increase any direct employee compensation which is already in excess of $100,000 per annum; nor initially employ or re-employ any person at a direct employee compensation rate in excess of $100,000 per annum; provided, however, that beginning with January 1, 2000, the $100,000 limit may be increased annually based on the previous year's closing CPI-U (Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics). For the purpose of this section the term "direct employee compensation" is the total amount of any wage, salary, bonus, commission, or other form of direct payment to any employee from all companies with guarantees under Title XI of the Act as reported to the Internal Revenue Service for any fiscal year;

         (8) Acquire any fixed assets other than those required for the maintenance of the Company's existing assets, including the normal maintenance and operation of any vessel or vessels owned or chartered by the Company;

         (9) Either enter into or become liable (directly or indirectly) under charters and leases (having a term of six months or more) for the payment of charter hire and rent on all such charters and leases which have annual payments aggregating in excess of $3,000,000;

         (10) Pay any indebtedness subordinated to the Obligations or to any other Title XI obligations;

         (11) Create, assume, incur, or in any manner become liable for any indebtedness, except current liabilities, or short term loans, incurred or assumed in the ordinary course of business as such business presently exists;

         (12) Make any investment, whether by acquisition of stock or indebtedness, or by loan, advance, transfer of property, capital contribution, guarantee of indebtedness or otherwise, in any Person, other than obligations of the United States, bank deposits or investments in securities of the character permitted for moneys in the Title XI Reserve Fund; or

         (13) Create, assume, permit or suffer to exist or continue any mortgage, lien, charge or encumbrance upon, or pledge of, or subject to the prior payment of any indebtedness, any of its property or assets, real or personal, tangible or intangible, whether now owned or hereafter acquired, or own or acquire, or agree to acquire, title to any property of any kind subject to or upon a chattel mortgage or conditional sales agreement or other title retention agreement, except (i) loans, mortgages and indebtedness guaranteed by the Secretary under Title XI of the Act or related to the construction of a vessel approved for Title XI by the Secretary and (ii) liens incurred in the ordinary course of business as such business presently exists.

Notwithstanding the requirements set forth in Section 8(b)(i) above, so long as the Company is not in Default under the Security Agreement and Guarantor's guarantee is in full force and effect, the Company will not be required to make any Title XI Reserve Fund Deposits during the First Calendar Year of Vessel Operation and the Second Calendar Year of Vessel Operation regardless of its debt-to-equity ratio and, in the Third Calendar Year of Vessel Operation and the Fourth Year of Vessel Operation unless its debt-to-equity ratio is in excess of
4.0 to 1.0.

         Notwithstanding the requirements in Section 8(b) above, so long as the Shipowner is not in Default under the Security Agreement and the Guarantor's guarantee is in full force and effect, the Shipowner may:

         (1) Make advances, loans or other distributions to the Sister Shipowner if the Sister Shipowner issues a guarantee of the Company's debt that is in form and substance acceptable to the Secretary and said guarantee is in full force and effect and the Sister Shipowner has not defaulted on its Security Agreement;

         (2) Make reimbursement or payments to the Guarantor and/ or Ocean Development Co. with respect to administrative, operational and/or management expenses incurred with respect to the Vessel;

         (3) Make a distribution in form and substance satisfactory to the Secretary to the Guarantor to be used for equity on an option vessel as provided for in the shipbuilding contract relating to the Vessel, and the vessel being constructed by the Sister Shipowner provided the Company has met its cash flow test for the most recent reporting period, has a debt-to-equity ratio not in excess of 4.0 to 1.0 until the sixth calendar year of vessel operation, and is not in default on its Security Agreement; and

         (4) Make advances to the Guarantor in accordance with the Guarantor's cash management program provided such program has been approved by the Secretary and any such advances are evidenced by a receivable from the Guarantor, which receivable is due and payable to the Company at any time the Company does not have adequate funds to meet its current obligations including but limited to current obligations with respect to the Title XI debt.

         Section 9.

         (a) Annual Financial Statements. The Company shall furnish to the Secretary, in duplicate, (1) within 105 days after the end of each fiscal year of the Company commencing with the first fiscal year ending after the date of the Security Agreement, the Company's Audited Financial Statements including balance sheet and income statement for such fiscal year along with a completed M.A. Form 172 or such other form approved by the Secretary, and (2) within 90 days after the expiration of each semi-annual period of each fiscal year commencing with the first such semi-annual period ending after the date of the Security Agreement, a completed M.A. Form 172 or such other form approved by the Secretary for such semi-annual period along with an Officer's Certificate certifying its accuracy.

         (b) Annual No Default Certificates. Within 105 days after the end of each fiscal year of the Company, the Company shall furnish to the Secretary, an Officer's Certificate dated as of the close of such fiscal year stating whether or not, the Company is in default in the performance of or in default in the compliance with any covenant, agreement or condition contained herein or in the Mortgage, Security Agreement or charter relating to the Vessel listed in Attachment A hereto, and if so, specifying each such default and stating the nature thereof.

         Section 10. Qualifying Financial Requirements of the Company.

         The Company shall furnish an Officer's Certificate, dated the date hereof, certifying that the Company has equity at least equal to the difference between the Vessel's capitalizable cost and the Vessel's Title XI guaranteed amount, that any other costs related to the Vessel are funded in the manner established by the Funding Agreement, and that the Guaranty Agreement is in full force and effect.

         Section 11. Notices. Except as otherwise provided in this Agreement, notices, requests, directions, instructions, waivers, approvals or other communication may be made or delivered in person or by registered or certified mail, postage prepaid, addressed to the party as provided below, or to such other address as such party may hereafter specify in a written notice to the other parties named herein, and all notices or other communications shall be in writing so addressed and shall be effective upon receipt by the addressee thereof:

         The Secretary as:          SECRETARY OF TRANSPORTATION
                                    c/o Maritime Administrator
                                    Maritime Administration
                                    400 Seventh Street, S.W.
                                    Washington, D.C. 20590

         The Title XI Reserve
         Fund Depository as:        The Bank of New York
                                    101 Barclay Street
                                    New York, NY 10286
                                    Attention:  Corporate Trust Administration

         The Company as:            Cape May Light, L.L.C.
                                    Robin Street Wharf
                                    1380 Port of New Orleans Place
                                    New Orleans, Louisiana 70130-1890

         Section 12. Amendments and Supplements. No agreement shall be effective to amend, supplement, or discharge in whole or in part this Financial Agreement unless such agreement is in writing signed by the parties hereto. Any amendments, additions, deletions, substitutions or other changes no made in accordance with this provision shall be invalid and of no effect.

         Section 13. Counterparts. This Financial Agreement may be executed in any number of counterparts. All such counterparts shall be deemed to be originals, and shall together constitute but one and the same instrument.

         Section 14. Governing Law. This Financial Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with U.S. maritime laws, to the extent applicable, and otherwise in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, this Financial Agreement has been executed by the parties hereto as of the day and year first above written.

                                    UNITED STATES OF AMERICA
                                    SECRETARY OF TRANSPORTATION

                                    BY:  MARITIME ADMINISTRATOR


                                    / s / Joel C. Richard
                                    ------------------------------
                                    Secretary



ATTEST:


/ s / Sarah J. Washington
----------------------------
Assistant Secretary

Shipowner:                          Cape May Light, L.L.C.

                                    By:  DELTA QUEEN COASTAL VOYAGES, L.L.C.,
                                         its Managing Member

                                    By:  THE DELTA QUEEN STEAMBOAT CO.,
                                         its Managing Member

                                      By:  / S / JORDAN B. ALLEN
                                         ------------------------------
                                         Its Executive Vice President


ATTEST:


By   / s / Pam Stringer
   ----------------------------
   Assistant Secretary

                                  ATTACHMENT A
                  TITLE XI RESERVE FUND AND FINANCIAL AGREEMENT
                             (Contract No. MA-13629)


         1. This Financial Agreement shall apply to the Cape May Light.

         2. The Company's aggregate original equity investment for use in
Section 2 for the Cape May Light is $6,349,278.